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                                                                    EXHIBIT 11.1

                  DELPHI FINANCIAL GROUP, INC. AND SUBSIDIARIES
                COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK

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                                                                                                      Three Months Ended
                                                                                                           March 31,
                                                                                                 ------------------------------
                                                                                                    1996               1995
                                                                                                 -----------        -----------
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Computation of consolidated statements of income:

     Net income available for common shareholders .......................................        $ 9,875,000        $ 3,497,000
                                                                                                 ===========        ===========

     Weighted average number of common shares outstanding during the periods ............         12,707,224         11,792,592

     Add common equivalent shares (determined using the "treasury stock" method)
        representing shares issuable upon exercise of stock options .....................            697,021            385,989
                                                                                                 -----------        -----------
     Weighted average number of common shares used in computation of earnings
        per share .......................................................................         13,404,245         12,178,581
                                                                                                 ===========        ===========

     Primary earnings per common share ..................................................        $       .74        $       .29
                                                                                                 ===========        ===========

Assuming full dilution:

     Weighted average common shares outstanding .........................................         13,404,245         12,178,581

     Incremental common shares applicable to stock options based on the more  dilutive of
        the common stock ending or average (during the period) market price per share ...              3,239                 86
                                                                                                 -----------        -----------

     Weighted average common shares, assuming full dilution .............................         13,407,487         12,178,667
                                                                                                 ===========        ===========
     Earnings per common share, assuming full dilution ..................................        $       .74        $       .29
                                                                                                 ===========        ===========
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